Exhibit 2.2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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In re:                                         : Chapter 11

OGDEN NEW YORK SERVICES, INC., et al.,         : Case Nos. 02-40826 (CB), et al.

---------Debtors and Debtors in Possession.    : Jointly Administered

                                               :
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     FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER UNDER 11 U.S.C. ss. 1129
 AND RULE 3020 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE (I) CONFIRMING THE
   HEBER DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11
    OF THE BANKRUPTCY CODE AND (II) APPROVING THE SALE OF CERTAIN INTERESTS
                            TO THE SUCCESSFUL BIDDER

         Upon the Heber Debtors' Third Amended Joint Plan Of Reorganization Under Chapter 11 Of The Bankruptcy Code, dated as of November 21, 2003 (attached hereto as Exhibit A, the "Heber Reorganization Plan"), filed with this Court by AMOR 14 Corporation, Covanta SIGC Energy, Inc., Covanta SIGC Energy II, Inc., Heber Field Company, Heber Geothermal Company and Second Imperial Geothermal Company, L.P., debtors and debtors in possession (collectively, the "Heber Debtors" and together with their Debtor affiliates, the "Debtors"); and the First Amended Disclosure Statement With Respect To Reorganizing Debtors' Joint Plan Of Reorganization, Heber Debtors' Joint Plan Of Reorganization And Certain Debtors' Joint Plan Of Liquidation Under Chapter 11 Of The Bankruptcy Code, dated as of October 3, 2003 (Docket No. 2062) (the "Disclosure Statement"); and entry of an Order on September 29, 2003 (Docket No. 2222) (the "Bidding Procedures Order") approving competitive bidding and auction procedures for the purpose of obtaining the highest or best offer for the Geothermal Debtor Equity and/or related assets; and the hearing before this Court on October 3, 2003 to consider approval of the Disclosure Statement and the notice procedures with respect thereto; and entry of the Order (Docket No. 2293) (the "Disclosure Materials Order") approving, among other things, the Disclosure Statement as containing adequate information regarding the Heber Reorganization Plan and certain related notice and solicitation procedures; and it appearing from the affidavits of mailing and publication filed with this Court (Docket Nos. 2696, 2697, 2698, 2699) that copies of the Disclosure Statement, the Heber Reorganization Plan and the Confirmation Hearing Notice (as defined in the Disclosure Materials Order) were transmitted to the respective creditors and parties in interests of the Heber Debtors in compliance with sections 1125 and 1126 and the Disclosure Materials Order; and such transmissions at such time being due and adequate notice under the circumstances; and it appearing from the affidavits of publication (Docket Nos. 2540, 2603 and 2604) that notice of the Confirmation Hearing (as defined herein) was published on October 23, 2003 in the USA TODAY (National Edition), the WALL STREET JOURNAL (National Edition) and the IMPERIAL VALLEY PRESS in the form and manner required by the Disclosure Materials Order; and the Disclosure Materials Order fixing November 12, 2003 at 4:00 p.m. (Prevailing Eastern Time) as the deadline for the filing of objections to confirmation of the Heber Reorganization Plan; and an auction having been held before this Court commencing on November 19, 2003 for the submission and consideration of bids for the Geothermal Interests (as defined herein) and related assets pursuant to the Bidding Procedures Order; and the Memorandum Of Law In Support Of Confirmation Of Second Amended Joint Plan Of Reorganization Of Heber Debtors Under Chapter 11 Of The Bankruptcy Code And In Response To Objections To Confirmation (Docket No. 2740); and the Affidavit of Dale Lucas Daileader, dated as of November 17, 2003 (Docket No. 2741); and the Affidavit of Matthew R. Rosenberg, dated as of November 17, 2003 (Docket No. 2742); and a hearing to consider confirmation of the Heber Reorganization Plan and the sale of the Geothermal Debtor Equity having been held before this Court commencing on November 19, 2003 (the "Confirmation Hearing"); and the full and complete record of the Confirmation Hearing, including without limitation the exhibits presented and the testimonial proffers that were accepted into evidence, and all matters and proceedings heretofore part of the record in these cases; and for the reasons set forth on the record by the Court; and after due deliberation and sufficient cause appearing therefor;

                     FINDINGS OF FACT AND CONCLUSIONS OF LAW

                     IT IS HEREBY FOUND AND DETERMINED THAT:

         A. Pursuant to Rule 7052 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate.

         B. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Heber Reorganization Plan, unless the context otherwise requires. Paragraph headings or captions are inserted for convenience of reference only are not intended to be a part of or to affect the interpretation of this Confirmation Order.

         C. Jurisdiction and Venue. This Court has jurisdiction over the sale of the Geothermal Debtor Equity and the chapter 11 chapter 11 cases of the (i) Heber Debtors (the "Heber Reorganization Cases"), (ii) Covanta Energy Americas, Inc., Covanta Heber Field Energy, Inc., Heber Field Energy II, Inc., Heber Loan Partners, ERC Energy, Inc. and ERC Energy II, Inc. (collectively, the "Debtor Sellers")(1), (iii) Covanta Geothermal Operations, Inc. (the "HFC Operator"), Covanta Imperial Power Services, Inc. (the "HGC Operator") and Covanta SIGC Geothermal Operations, Inc. (the "SIGC Operator" and together with the HFC Operator and the HGC Operator, the "Debtor Operators"), and (iv) the other Debtors in these chapter 11 proceedings, pursuant to 28 U.S.C. ss.ss. 157 and 1334. Venue is proper before this Court pursuant to 28 U.S.C. ss.ss. 1408 and 1409. Confirmation of the Heber Reorganization Plan and the sale of the Geothermal Debtor Equity are core proceedings under 28 U.S.C. ss. 157(b)(2), and this Court has exclusive jurisdiction to determine whether the Heber Reorganization Plan complies with the applicable provisions of title 11 of the United States Code (the "Bankruptcy Code") and the Bankruptcy Rules and should be confirmed.

         D. Judicial Notice. This Court takes judicial notice of the docket of the Heber Reorganization Cases, which are jointly administered under Case No. 02-40826 (CB), captioned as In re Ogden New York Services, Inc., maintained by the Clerk of the Court, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at, the hearings held before the Court during the pendency of the Heber Reorganization Cases, including the following:

             (i) On September 5, 2003, Caithness Heber Field I, LLC, Caithness Heber Field II, LLC, Caithness Heber Geothermal I, LLC, Caithness Heber Geothermal II, LLC, Caithness Mammoth, LLC, Caithness SIGC GP, LLC and Caithness SIGC LP, LLC (collectively, the "Initial Buyers"), Covanta and Sellers executed an ownership interest purchase agreement (Docket No. 2066) (the "Original Agreement") providing, among other things, for the sale of the Equity Interests related to the Geothermal Business, as further described in the Original Agreement, subject to higher or better offers.

             (ii) On September 8, 2003, the Debtors filed a motion seeking, among other things, approval of the Original Agreement (subject to higher or better offers pursuant to a Court-approved bidding and auction process) and the transaction contemplated therein, including the dismissal of the Heber Reorganization Cases (Docket No. 2057) (the "Sale Motion"). The Sale Motion included a reservation of rights, subject to the limitations provided in Section
14.14 of the Original Agreement, stating that the Heber Debtors may determine to proceed with the sale of the Geothermal Debtor Equity and related assets on the basis of a plan of reorganization or the Sale Motion.

             (iii) Consistent with the reservation of rights contained in the Sale Motion and the Original Agreement, on September 8, 2003, the Heber Debtors and certain of their Debtor affiliates filed the Joint Plan of Reorganization Under Chapter 11 Of The Bankruptcy Code (Docket No. 2060) and the related disclosure statement (Docket No. 2062), both of which preserved the Heber Debtors' rights, subject to the limitations provided in Section 14.14 of the Original Agreement, to proceed with the sale of the Geothermal Debtor Equity and related assets on the basis of a plan of reorganization or the Sale Motion.

             (iv) On September 24, 2003, the Heber Debtors filed their First Amended Joint Plan Of Reorganization Under Chapter 11 Of The Bankruptcy Code (Docket No. 2171) (the "First Amended Heber Plan").

----------------
(1) In the event that the Buyers directly acquire the Equity Interests in the SIGC Project Company rather than the Equity Interests in SIGC One Sub and SIGC Two Sub in accordance with Section 2.1 of the Purchase Agreement, the term "Debtor Sellers" shall also include SIGC Two Sub and Amor.

             (v) On September 25, 2003, the Sellers, Covanta and the Initial Buyers entered into an amended and restated ownership interest purchase agreement (Docket No. 2214), thereby amending and restating the Original Agreement, and providing for a base purchase price of $170,000,000, subject to a working capital purchase price adjustment mechanism. The purchase agreement also provided that the Sellers (in consultation with the Initial Buyers) could seek to consummate the transaction contemplated therein on the basis of an order approving the sale pursuant to section 363 of the Bankruptcy Code or an order confirming a plan of reorganization of the Heber Debtors under section 1129 of the Bankruptcy Code.

             (vi) On September 29, 2003, the Court entered the Bidding Procedures Order approving competitive bidding and auction procedures, including the approval of the Break-Up Fee and Expense Reimbursement (as each term is defined therein) for the purpose of obtaining the highest or best offer for the Geothermal Debtor Equity and/or related assets.

             (vii) On October 3, 2003, this Court held a hearing to consider the approval of the Disclosure Statement and the related objections and entered the Disclosure Materials Order, thereby approving the adequacy of the Disclosure Statement.

            (viii) In accordance with the terms of the Disclosure Materials Order, the Heber Debtors made certain non-material revisions to the First Amended Heber Plan and filed the Heber Debtors' Second Amended Joint Plan Of Reorganization Under Chapter 11 Of The Bankruptcy Code, dated as of October 3, 2003 (Docket No. 2374) on October 13, 2003.

             (ix) On November 19, 2003, the Debtors held an auction (the "Auction") before this Court for the purpose of receiving higher or better offers pursuant to the Bidding Procedures Order. As a result of the Auction, the Debtors determined that the offer submitted by Orheber 1 Inc., Orheber 2 Inc., Orheber 3 Inc. and Ormammoth Inc. (collectively, the "Buyers") contained in the purchase agreement, dated as of November 21, 2003 (the "Purchase Agreement"), as may be amended and supplemented by the Agreement, dated as of November 21, 2003, by and among Ormat Nevada, Inc., the Debtors, the Committee, the Bondholders Committee, and the DIP Agents, which provides for a base purchase price of $214,000,000, subject to a working capital purchase price adjustment mechanism (the "Purchase Price"), was the Successful Bid (as defined in the Bidding Procedures Order). Among other things, the Purchase Agreement provides for the sale of the (i) Equity Interests (collectively, the "SIGC Interests") held by Debtor Covanta Energy Americas, Inc. in SIGC One Sub and SIGC Two Sub, which entities, in turn, collectively own all Equity Interests in Amor and all the Equity Interests in SIGC Project Company; (ii) Equity Interests (collectively, the "HGC Interests") held by Debtors Heber Loan Partners, ERC Energy, Inc. and ERC Energy II, Inc. in HGC Project Company; (iii) Equity Interests (collectively, the "HFC Interests") held by Debtors Covanta Heber Field Energy, Inc. and Heber Field Energy II, Inc. in HFC Project Company; and (iv) equity interests (collectively, the "MP Interests") held by non-debtor affiliate Covanta Power Pacific, Inc. in non-debtor affiliates Pacific Geothermal Company and Mammoth Geothermal Company, which entities, in turn, collectively own 50% of the partnership interests in Mammoth Pacific, L.P. The SIGC Interests, HGC Interests and HFC Interests are collectively referred to herein as the "Geothermal Debtor Equity," and, together with the MP Interests, the "Geothermal Interests;" provided, however, that in the event the Buyers directly acquire the Equity Interests in the SIGC Project Company rather than the Equity Interests in SIGC One Sub and SIGC Two Sub in accordance with Section 2.1 of the Purchase Agreement, the term "SIGC Interests" shall refer only to the partnership interests in SIGC Project Company.

             (x) In accordance with the terms of the Disclosure Materials Order, the Heber Debtors made certain non-material revisions to the Second Heber Plan, and on November 21, 2003, filed the Heber Reorganization Plan attached hereto.

             (xi) On November 21, 2003, the Court held the Confirmation Hearing where the Court considered confirmation of the Heber Reorganization Plan and the sale of the Geothermal Interests to the Buyers as contemplated by the Purchase Agreement .

         E. Transmittal and Service of Notices. Notice of the Confirmation Hearing and the relevant deadlines for submission of objections, as prescribed by this Court in the Disclosure Materials Order, has been provided and is adequate and sufficient pursuant to section 1128 of the Bankruptcy Code, Bankruptcy Rules 2002(b) and 3020 and other applicable law and rules. Notice of the Auction has been provided in accordance with the Bidding Procedures Order. Additionally, the Disclosure Statement and Heber Reorganization Plan, which were transmitted and served as set forth in the affidavits of mailing filed with this Court (Docket Nos. 2696, 2697, 2698, 2699), were transmitted and served in compliance with the Disclosure Materials Order and the Bankruptcy Rules. Such transmittal and service was adequate and sufficient, and no other or further notice of such materials shall be required. Publication of the Confirmation Hearing Notice as set forth in the affidavits of publication (Docket Nos. 2540, 2603 and 2604) was adequate and sufficient and no other or further notice shall be required.

         F. Burden of Proof. The Heber Debtors, as proponents of the Heber Reorganization Plan, have the burden of proving the elements of section 1129 of the Bankruptcy Code by a preponderance of the evidence. The Heber Debtors have satisfied this burden.

         G. Compliance with Section 1129(a)(1) of the Bankruptcy Code. The Heber Reorganization Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

             (i) Proper Classification. The classification scheme of Claims and Equity Interests under the Heber Reorganization Plan is reasonable. Claims or Equity Interests in each Class are substantially similar to other Claims or Equity Interests in such Class, and the Heber Reorganization Plan therefore satisfies the requirements of section 1122(a) of the Bankruptcy Code.

             (ii) Designation of Classes. The Heber Reorganization Plan properly designates Classes of Claims and Equity Interests in accordance with the applicable provisions of the Bankruptcy Code, including sections 1122 and 1123(a)(1) of the Bankruptcy Code.

             (iii) Specified Unimpaired Classes. The Heber Reorganization Plan specifies that Classes 1, 2H, 3H, 7 and 8 are Unimpaired, thereby satisfying the requirements of section 1123(a)(2) of the Bankruptcy Code. Pursuant to section 1126(f) of the Bankruptcy Code, Classes 1, 2H, 3H, 7 and 8 are deemed to accept the Heber Reorganization Plan.

             (iv) Specified Impaired Classes. The Heber Reorganization Plan specifies that Classes 9 and 14 are Impaired, thereby satisfying the requirements of section 1123(a)(3) of the Bankruptcy Code. Pursuant to section 1126(g) of the Bankruptcy Code, Classes 9 and 14 are deemed to reject the Heber Reorganization Plan by virtue of receiving no distributions thereunder.

             (v) No Discrimination. The Heber Reorganization Plan provides for the same treatment of each Claim or Equity Interest of a particular Class, thereby satisfying the requirements of section 1123(a)(4) of the Bankruptcy Code.

             (vi) Implementation of Plan. The Heber Reorganization Plan provides for adequate means for its implementation, including, but not limited, to the
(i) the sale of the Geothermal Interests to Buyers as provided in the Purchase Agreement, (ii) the assumption, assignment or transfer of the Contracts (as defined herein) and the payment of Cure Amounts (as defined herein) in respect thereto, and (iii) the termination of the DIP Financing Facility with respect to the Heber Debtors and the release by the DIP Lenders of the Heber Debtors from any claims thereunder and security interests granted in support of the DIP Financing Facility, subject to provisions of the Heber Reorganization Plan. The Heber Reorganization Plan therefore satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.

             (vii) Discharge; Injunction; Exculpation; Releases. The provisions in Sections 11.3, 11.5, 11.7, 11.8 and 11.0 of the Heber Reorganization Plan are fair and necessary to the reorganization of the Heber Debtors and the Non-Heber Debtors, and the parties receiving the benefit of the releases contained in
Article XI of the Heber Reorganization Plan have made substantial contributions toward the reorganization of the Heber Debtors, which are integral to the effectuation of the Heber Reorganization Plan.

             (viii) Designation of Officers, Directors or Trustee. Section 6.4 of the Heber Reorganization Plan and the representations on the record at the Confirmation Hearing are consistent with the interests of creditors, equity security holders and public policy in accordance with section 1123(a)(7) of the Bankruptcy Code.

             (ix) Additional Plan Provisions. The Heber Reorganization Plan contains no provision that is inconsistent with the applicable provisions of the Bankruptcy Code and therefore satisfies section 1123(b)(6) of the Bankruptcy Code.

             (x) Identity of Proponents. In accordance with Bankruptcy Rule 3016(a), the Heber Reorganization Plan is dated and identifies the entities submitting it as proponents.

         H. Compliance with Bankruptcy Code. The Heber Debtors, as proponents of the Heber Reorganization Plan, have complied with each of the applicable provisions of the Bankruptcy Code including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and therefore have satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code, as follows: (a) the Heber Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Heber Reorganization Plan under section 1121(a) of the Bankruptcy Code; (b) the Heber Debtors have complied with each of the applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and (c) the Heber Debtors have complied with each of the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Materials Order in transmitting notices and disclosure materials with respect to the Heber Reorganization Plan.

         I. Proposed in Good Faith. The Heber Reorganization Plan has been proposed in good faith and not by any means forbidden by law, thereby satisfying the requirements of section 1129(a)(3) of the Bankruptcy Code. In determining that the Heber Reorganization Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing and prosecution of the Heber Reorganization Cases and the formulation of the Heber Reorganization Plan. The Heber Reorganization Cases were filed, and the Heber Reorganization Plan was proposed with, the proper purpose of maximizing the value of the Heber Debtors' estates by providing a means through which the Reorganized Heber Debtors may emerge from chapter 11 as viable, operating enterprises and through which creditors may expeditiously receive Distributions in respect of their Claims.

         J. The Heber Reorganization Plan is the product of extensive, arms' length negotiations among the Debtors, the Agent Banks, the Informal Committee of 9.25% Debenture Holders (the "Bondholders Committee"), the Committee, the Buyers and each of their respective counsel and financial advisors. The Heber Reorganization Plan reflects the results of these negotiations and serves the interests of all the Heber Debtors' Estates.

         K. Payments for Services or Costs and Expenses. Any payments made or to be made by the Heber Debtors for services or for costs and expenses in, or in connection with, the Heber Reorganization Cases or the Heber Reorganization Plan have, to the extent required by the Bankruptcy Code, the Bankruptcy Rules or the Orders of this Court, been approved by, or are subject to the approval of, this Court as reasonable. Accordingly, the Heber Reorganization Plan satisfies the requirements of section 1129(a)(4) of the Bankruptcy Code.

         L. Directors, Officers and Insiders. The Heber Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. Section 6.4 of the Heber Reorganization Plan provides that the boards of directors and/or officers of each of the Heber Debtors shall resign on or prior to the Effective Date. Buyers have complied with the applicable provisions of section 1129(a)(5) of the Bankruptcy Code.

         M. No Rate Changes. Section 1129(a)(6) of the Bankruptcy Code is satisfied because the Heber Reorganization Plan does not provide for any change in rates over which a governmental regulatory commission has jurisdiction.

         N. Best Interests of Creditors. The Heber Reorganization Plan satisfies section 1129(a)(7) of the Bankruptcy Code because the only holders of Impaired Claims or Equity Interests (Classes 9 and 14) are insiders (as that term is defined under section 101 of the Bankruptcy Code) and do not object to, and in fact support, the Heber Reorganization Plan, notwithstanding section 1126(g) of the Bankruptcy Code.

         O. Acceptance by Unimpaired Classes. Classes 1, 2H, 3H, 7 and 8 are Unimpaired and are deemed to accept the Heber Reorganization Plan under section 1126(f) of the Bankruptcy Code. Classes 9 and 14 (collectively, the "Rejecting Classes") are Impaired and shall receive no Distributions under the Heber Reorganization Plan and therefore are deemed to reject the Heber Reorganization Plan. Section 1129(a)(8) is therefore satisfied with respect to Claims and Equity Interests other than those in the Rejecting Classes.

         P. Treatment of Administrative and Priority Claims. The treatment of Allowed Administrative Expense Claims, Allowed Priority Tax Claims and Allowed Non-Priority Tax Claims under Sections 2.2, 2.4 and 4.1, respectively, of the Heber Reorganization Plan satisfies the applicable requirements of section 1129(a)(9) of the Bankruptcy Code.

         Q. Acceptance by Impaired Class. The Heber Reorganization Plan satisfies section 1129(a)(10) of the Bankruptcy Code because the only Impaired Class of Claims under the Heber Reorganization Plan is Class 9 (Intercompany Claims), which is comprised solely of insiders (as that term is defined under section 101 of the Bankruptcy Code) whose acceptances may not be counted for purposes of section 1129(a)(10). As such, there are no Classes of Impaired Claims whose acceptances are required for confirmation under section 1129(a)(10).

         R. Feasibility. The Disclosure Statement and the evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence, and (iii) establish that confirmation of the Heber Reorganization Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Reorganized Heber Debtors, thus satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

         S. Payment of Fees. The fees due and payable by the Heber Debtors to the United States Trustee or the Clerk of this Court, as provided under 28 U.S.C. ss. 1930(a)(6), have been paid or shall be paid by Covanta pursuant to
Section 13.3 of the Heber Reorganization Plan. Thus, the requirements of section 1129(a)(12) of the Bankruptcy Code are satisfied.

         T. Continuation of Retiree Benefits. Section 1129(a)(13) is inapplicable to the Heber Reorganization Plan because there are no employees or retirees of the Heber Debtors and the Heber Debtors do not have any obligations with respect to any retirement benefits subject to section 1129(a)(13). Thus, the requirements imposed by section 1129(a)(13) of the Bankruptcy Code are satisfied.

         U. Fair and Equitable; No Unfair Discrimination. Based upon the evidence proffered, adduced or presented by the Heber Debtors at the Confirmation Hearing, the Heber Reorganization Plan does not discriminate unfairly and is fair and equitable with respect to Rejecting Classes, as required by section 1129(b) of the Bankruptcy Code. The holders of Claims or Equity Interests in the Rejecting Classes are insiders that consent to impairment under the Heber Reorganization Plan.

         V. Principal Purpose. No party in interest that is a governmental unit has requested that the Court not confirm the Heber Reorganization Plan on the grounds that the principal purpose of the Heber Reorganization Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933, 15 U.S.C. ss. 77e, and the principal purpose of the Heber Reorganization Plan is not such avoidance. Accordingly, the Heber Reorganization Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

         W. Modifications to the Plan. To the extent the terms of this Confirmation Order may be construed to constitute modifications to the Heber Reorganization Plan and to the extent changes have been made to Heber Reorganization Plan in light of the Buyers prevailing at the Auction and their entry into the Purchase Agreement (collectively, the "Heber Reorganization Plan Modifications"), such Heber Reorganization Plan Modifications do not materially or adversely affect or change the treatment of any Claim against or Equity Interest in any Heber Debtor. Accordingly, pursuant to Bankruptcy Rule 3019, the Heber Reorganization Plan Modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the solicitation of acceptances or rejections under section 1126 of the Bankruptcy Code. Disclosure of the Heber Reorganization Plan Modifications on the record at the Confirmation Hearing constitutes due and sufficient notice thereof under the circumstances of these Heber Reorganization Cases. All references to the Heber Reorganization Plan in this Confirmation Order shall be to the Heber Reorganization Plan as so modified.

         X. Good Faith Participation. Based upon the record before the Court, the Heber Debtors, their Debtor affiliates (collectively, the "Non-Heber Debtors"), Buyers, the Agent Banks, the Bondholders Committee, the Committee and their respective agents, counsel and financial advisors have acted in good faith within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all their respective activities relating to the offer, issuance, sale or purchase of securities in connection with the Heber Reorganization Plan and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpatory and injunctive provisions set forth in Article XI of the Heber Reorganization Plan.

         Y. Retention of Jurisdiction. The Court may properly retain jurisdiction over the matters set forth in Section 12.1 of the Heber Reorganization Plan.

         Z. Satisfaction of Conditions to Confirmation. Upon entry of this Confirmation Order, each of the conditions to confirmation contained in Section
10.1 of the Heber Reorganization Plan shall have been satisfied.

         AA. Auction and Sale of Geothermal Equity and Related Assets.

             (i) The evidence proffered, adduced or presented at the Confirmation Hearing, the marketing and sales process culminating in the Auction, and the Auction conducted before this Court, provide sufficient support for a finding that the Purchase Agreement presents the best opportunity to realize the highest value for the Geothermal Interests and related assets, taking into account all relevant factors. The consideration provided by the Buyers pursuant to the Purchase Agreement (a) is fair and reasonable, (b) is the highest and best offer for the Geothermal Interests and related assets, and (c) constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession or the District of Columbia.

             (ii) The Purchase Agreement was not entered into for the purpose of hindering, delaying or defrauding the Debtors' creditors under the Bankruptcy Code or under the laws of the United States, any state, territory, possession, or the District of Columbia.

             (iii) None of the Buyers is an "insider" of any of the Debtors, as that term is defined in section 101 of the Bankruptcy Code. Neither the Debtors nor the Buyers have engaged in any conduct that would cause or permit the Purchase Agreement to be avoided under section 363(n) of the Bankruptcy Code.

             (iv) The Purchase Agreement and all of the transactions related thereto were negotiated and have been and are undertaken by the Debtors, the Buyers and their respective counsel and advisors at arm's length, without collusion and in good faith within the meaning of section 363(m) of the Bankruptcy Code. The Auction was conducted fairly and in good faith within the meaning of section 363(m) of the Bankruptcy Code. As a result of the foregoing, the Debtors and the Buyers are entitled to the protections of section 363(m) of the Bankruptcy Code. Neither the Debtors nor the Buyers have engaged in any conduct that would cause or permit the Purchase Agreement to be avoided under section 363(n) of the Bankruptcy Code.

             (v) The consideration provided by the Buyers for the Geothermal Interests is the highest or otherwise best offer received by the Debtors and is fair and reasonable. A sale of the Geothermal Interests other than one free and clear of Interests (defined below) would impact materially and adversely on the Debtors' bankruptcy estates, would yield substantially less value for the Debtors' estates, with less certainty than the available alternatives and thus the alternatives would be of substantially less benefit to the estates of the Debtors. In reaching this determination, the Court has taken into account both the consideration to be realized directly by the Debtors and the indirect benefits of such sale. Therefore, the sale contemplated by the Purchase Agreement is in the best interests of the Debtors and their estates, creditors and other parties in interest.

             (vi) The transfer of the Geothermal Debtor Equity to the Buyers will be a legal, valid and effective transfer of the Geothermal Debtor Equity and will vest the Buyers with all rights, title and interests of the Debtors to the Geothermal Debtor Equity free and clear of all Interests (other than the GECC Liens and Permitted Encumbrances and the liens on the Geothermal Debtor Equity and assets of the Heber Debtors being granted by the Buyers on the Effective Date to secure the financing of the Purchase Price), including, but not limited to, those (A) that purport to give any party a right or option to effect any forfeiture, modification, right of first refusal, or termination of the Debtors' or the Buyers' interest in the Geothermal Debtor Equity, or any similar rights, (B) relating to taxes arising under or out of, in connection with, or in any way relating to the Geothermal Debtor Equity or any assets of the Heber Debtors prior to the Closing and (C)(i) all mortgages, deeds of trust, security interests, conditional sale or other title retention agreements, pledges, liens, judgments, demands, encumbrances, rights of first refusal or charges of any kind or nature, if any, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership and (ii) all debts arising in any way in connection with any agreements, acts or failures to act, of any of the Debtors or any of the Debtors' predecessors or affiliates claims (as that term is defined in the Bankruptcy Code), obligations, liabilities, demands, guaranties, options, rights, contractual or other commitments, restrictions, interests and matters of any kind and nature, whether known or unknown, contingent or otherwise, whether arising prior to or subsequent to the commencement of these cases pursuant to chapter 11 of the Bankruptcy Code, and whether imposed by agreement, understanding, law, equity or otherwise, including, but not limited to claims, otherwise arising under doctrines of successor liability (collectively, "Interests"). For purposes of clarification "Interests" does not include the GECC Liens and Permitted Encumbrances.

         BB. Assumption, Assignment and Rejection of Contracts.

             (i) The time period in which the Heber Debtors or the Non-Heber Debtors can assume any unexpired lease of nonresidential real property to be assumed and/or assigned pursuant to section 365 of the Bankruptcy Code has not expired.

             (ii) The Debtors have demonstrated that (a) assumption of the Heber Debtor Contracts set forth on Exhibits B and C attached to the Heber Reorganization Plan, (b) assumption and/or assignment of the Additional Contracts set forth on Exhibit D attached to the Heber Reorganization Plan, and
(c) assignment of the O&M Contracts set forth on Exhibit E attached to the Heber Reorganization Plan is in the best interests of the Debtors' Estates. All contracts assumed or assigned pursuant to the Purchase Agreement shall be referred to herein as the "Contracts."

             (iii) The Debtors have demonstrated that it is an exercise of their sound business judgment to assume and/or assign the Contracts to the applicable Buyers or their designee in connection with the consummation of the sale, and the assumption, assignment and sale of the Contracts is in the best interests of the Debtors, their estates and their creditors. The Contracts being assigned to the Buyers are an integral part of the Geothermal Interests being purchased by the Buyers and, accordingly, such assumption, assignment and sale of the Contracts are reasonable, enhance the value of the Debtors' estates and do not constitute unfair discrimination.

             (iv) Covanta has caused the cure, or has provided adequate assurance of cure of, any default existing prior to the date hereof, within the meaning of section 365(b)(1)(A) of the Bankruptcy Code (the "Adequate Assurances") and has provided compensation, or has provided Adequate Assurance of compensation, to all non-debtor parties to such Contracts for any of their actual pecuniary losses resulting from any default arising prior to the date hereof under any of such Contracts, within the meaning of section 365(b)(1)(B) of the Bankruptcy Code, as set forth on Exhibits B, C, D or E attached to the Heber Reorganization Plan or as set forth on Exhibit B hereto (collectively, the "Cure Amounts"). The Buyers and the applicable Debtors have provided Adequate Assurance of their future performance of and under the Contracts, within the meaning of section 365(b)(1)(C) of the Bankruptcy Code.

             (v) As of the date hereof, each Contract is in full force and effect and free from default (other than for specified Cure Amounts that have not been paid as of the date hereof) and enforceable against the non-debtor party thereto in accordance with its terms, including, but not limited to, the SIGC/GE Project Documents (as defined in the Purchase Agreement). Any provision of a Contract that purports to give rise to a default or other breach of such Contract by reason of the commencement of any of the Debtors' chapter 11 cases or the consummation of the Purchase Agreement shall be and is hereby void and unenforceable.

             (vi) All requirements of section 365(b) and (c) of the Bankruptcy Code and any other applicable law relating to the sale of the Geothermal Interests and related Contracts have been satisfied. The counterparties to the Contracts who did not object to the Heber Reorganization Plan or who have withdrawn or otherwise resolved their objections are deemed to have consented to the assumption and/or assignment of the Contracts.

                                     DECREES

             NOW THEREFORE IT IS HEREBY ORDERED, ADJUDGED, DECREED AND DETERMINED THAT:

         1. Confirmation. The Heber Reorganization Plan (as modified by any modifications contained in this Confirmation Order) is confirmed under section 1129 of the Bankruptcy Code.

         2. Compliance with Applicable Provisions of Bankruptcy Code. The Heber Reorganization Plan complies with the requirements of sections 1122, 1123 and 1129 of the Bankruptcy Code.

         3. Objections. The following objections were filed with respect to the Heber Reorganization Plan: (i) Objection of the Imperial County Taxing Authority ("Imperial County Objection") (Docket No. 2691), (ii) Objection of Marley Cooling Tower Company ("Marley Objection") (Docket No. 2680), (iii) Limited Objection of General Electric Capital Corporation ("GECC Objection") (Docket No.
2677), and (iv) Objection of the Heber Geothermal Royalty Owners Group ("HGROG Objection") (Docket No. 2724). The Imperial County Objection and the Marley Objection were withdrawn by stipulation between the objecting parties and the Debtors, which stipulations were filed with and approved by the Court at the Confirmation Hearing. The HGROG Objection and the GECC Objection were resolved as stated on the record at the Confirmation Hearing. To the extent that any objections to confirmation of the Heber Reorganization Plan or the sale of the Geothermal Debtor Interests have not been withdrawn or resolved by stipulation prior to the entry of this Confirmation Order or are not resolved by the relief granted herein or as stated on the record of the Confirmation Hearing, all such objections are hereby overruled.

         4. Plan Classification Controlling. The classification of Claims and Equity Interests for purposes of the distributions to be made under the Heber Reorganization Plan shall be governed solely by the terms of the Heber Reorganization Plan.

         5. Certain Effects of Confirmation; Discharge; Injunction; Exculpation; Releases. All of the provisions of Sections 11.3, 11.5, 11.7, 11.8 and 11.0 of the Heber Reorganization Plan are incorporated herein by reference as if set forth herein in extenso and are hereby approved in their entirety.

         6. Settlements. All settlements in these cases are hereby approved as good faith compromises and settlements pursuant to Bankruptcy Rule 9019.

         7. Purchase Agreement. The terms and conditions of the Purchase Agreement are approved, and the sale contemplated therein in exchange for the Purchase Price is authorized under sections 105, 363(b), 1123(b)(4) of the Bankruptcy Code and this Confirmation Order. The Purchase Agreement may be modified, amended, or supplemented by agreement of the signatories thereto without further action of the Court, provided that any such modification, amendment, or supplement is not material and substantially conforms to and effectuates the Purchase Agreement and this Confirmation Order. This Order and the Purchase Agreement shall be binding in all respects upon all creditors (whether known or unknown) of any Debtor, all non-debtor parties to the Contracts, all successors and assigns of the Buyers, the Debtors and their affiliates and subsidiaries, the Geothermal Interests, and any subsequent trustees appointed in the Debtors' chapter 11 cases or upon a conversion to chapter 7 under the Bankruptcy Code and shall not be subject to rejection. Nothing contained in any chapter 11 plan confirmed in these bankruptcy cases or the confirmation order confirming any such chapter 11 plan shall conflict with or derogate from the provisions of the Purchase Agreement or this Order.

         8. Payment of Purchase Price. At Closing, the Buyers shall pay to Sellers the remaining portion of the Purchase Price by wire transfer as directed by Sellers in immediately available U.S. Dollar denominated funds in accordance with the terms of the Purchase Agreement. The consideration provided by the Buyers for the Geothermal Interests under the Purchase Agreement shall be deemed to constitute reasonably equivalent value under the Bankruptcy Code and under the laws of the United States, any state, territory or the District of Columbia. The consideration provided by the Buyers for the Geothermal Interests is fair and reasonable and may not be avoided under section 363(n) of the Bankruptcy Code.

         9. Sale Free and Clear of Liens, Claims and Encumbrances. Except as expressly permitted or otherwise specifically provided for in the Purchase Agreement, the Heber Reorganization Plan or this Confirmation Order, pursuant to sections 105(a) and 363(f) of the Bankruptcy Code, the Geothermal Debtor Equity and Contracts shall be transferred to the Buyers and, as of the Effective Date, shall be free and clear of (a) all Encumbrances (as defined in the Purchase Agreement) other than the GECC Liens and the Permitted Encumbrances, and (b) all Claims, liabilities, obligations, demands, guaranties, options, rights, contractual commitments, restrictions, interests and matters of any kind and nature, whether arising prior to or subsequent to the commencement of these chapter 11 cases, and whether imposed by agreement, understanding, law, equity or otherwise (including, without limitation, claims and encumbrances), and debts arising under, relating to, or in connection with any acts of the Debtors (other than the Heber Debtors) or their co-debtor obligors (i) that purport to give to any party a right or option to effect any forfeiture, modification, right of first refusal, or termination of any of the Sellers' or the Buyers' interests in the Geothermal Debtor Equity or any asset of any Heber Debtor, or any similar rights, or (ii) in respect of taxes, restrictions, rights of first refusal, charges or interests of any kind or nature, if any, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership with all such interests, of any kind or nature whatsoever to attach to the net proceeds of the sale in the order of their priority, with same validity, force and effect which they now have as against the Geothermal Debtor Equity, subject to any claims and defense the Debtors may possess with respect thereto; provided that the GECC Liens shall remain in place and the Buyers shall acquire the Geothermal Debtor Equity subject to the GECC Liens and Permitted Encumbrances.

         10. Except for the GECC Liens and the Permitted Encumbrances, the Buyers shall have no liability or responsibility for any liability or other obligations of the Debtors arising under or related to the Geothermal Debtor Equity, the Geothermal Interests or the Contracts. Without limiting the generality of the foregoing, and except as otherwise specifically provided herein and in the Purchase Agreement, to the extent allowed by law, the Buyers and the Non-Heber Debtors shall not be liable for any claims against the Heber Debtors or any of their predecessors or affiliates, and the Buyers and the Non-Heber Debtors shall have no successor or vicarious liabilities of any kind or character, including, but not limited to, any such liability that may be imposed by statute (e.g. under the so-called bulk sales' laws) or any theory of antitrust, environmental, successor or transferee liability, labor law, de facto merger, or substantial continuity whether known or unknown as of the Closing, now existing or hereafter arising, whether fixed or contingent, with respect to the Heber Debtors or any obligations of the Heber Debtors arising prior to the Closing, including, but not limited to, liabilities on account of taxes arising, accruing or payable under, out of, in connection with, or in any way relating to the Geothermal Interests prior to Closing (other than those obligations expressly assumed by the Non-Heber Debtors pursuant to the Heber Reorganization Plan; provided further that if GECC consents to the sale of the Equity Interests in the SIGC Project Company pursuant to Section 2.1 of the Purchase Agreement and as provided in the Heber Reorganization Plan, the GECC Liens shall be limited to the Liens, Claims and encumbrances held by GECC against the SIGC Project Company and any Liens, Claims and encumbrances held by GECC against Amor, SIGC One Sub, SIGC Two Sub and the Non-Heber Debtors shall be deemed released, terminated and extinguished.

         11. Under no circumstances shall the Buyer be deemed a successor of or to the Debtors for any Interests against or in the Debtors, any of their assets or the Geothermal Interests of any kind or nature whatsoever. The sale, transfer, assignment and delivery of the Geothermal Debtor Equity shall not be subject to any Interests, and Interests of any kind or nature whatsoever shall remain and continue to be the obligations of the Debtors. All persons holding Interests against or in the Debtors or the Geothermal Debtor Equity of any kind or nature whatsoever (including, but not limited to, the Debtors and/or their respective successors, including any trustee's thereof, creditors, employees, unions, former employees and shareholders, administrative agencies, governmental units, secretaries of state, federal, state and local officials, maintaining any authority relating to any environmental, health and safety laws and their respective successors or assigns) shall be, and are, forever barred, estopped and permanently enjoined from asserting, prosecuting or otherwise pursuing such Interests of any kind or nature whatsoever such Person or entity had, has, or may have against or in the Debtors, their estates, officers, directors, shareholders, or the Geothermal Debtor Equity. Following the Closing, no holder of an Interest in the Buyers shall interfere with the Purchaser's title to or use and enjoyment of the Geothermal Debtor Equity based on or related to such Interest, or any action the Debtors may take in their chapter 11 cases.

         12. Valid and Effective Transfer. The transfer of the Geothermal Debtor Equity to the Buyers pursuant to the Purchase Agreement and the Heber Reorganization Plan constitutes a legal, valid and effective transfer of the Geothermal Debtor Equity, and shall vest the Buyers with all right, title and interest of the applicable Debtors in and to the Geothermal Debtor Equity, free and clear of all Claims and Encumbrances (other than the GECC Liens and Permitted Encumbrances) of any kind or nature whatsoever. The Buyers are good faith purchasers of the Geothermal Debtor Equity, and entitled to all the benefits and protections afforded by 11 U.S.C. ss. 363(n).

         13. As of the Closing Date, this Confirmation Order shall be construed and shall constitute for any and all purposes a full and complete general assignment, conveyance and transfer of the Geothermal Interests or a bill of sale transferring good and marketable title in the Geothermal Interests to the Buyers. Each and every federal, state, and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Purchase Agreement and the Heber Reorganization Plan.

         14. If any Person or entity that has filed financing statements, mortgages, mechanics liens, lis pendens, or other documents or agreements evidencing Interests in the Heber Debtors or the Geothermal Debtor Equity shall not have delivered to the Debtors prior to the Closing, in proper form for filing executed by the appropriate parties, termination statements, instruments of satisfaction, release of all Interests which the Person or entity has with respect to the Debtors or the Geothermal Debtor Equity, or otherwise, then (a) the Debtors are authorized and directed to execute and file such statements, instruments, releases and other documents on behalf of the Person or entity with respect to the Geothermal Debtor Equity and (b) the Buyers are authorized to file, register or otherwise record a certified copy of this Confirmation Order, which, once filed, registered or otherwise recorded, shall constitute conclusive evidence of the release of all Interests in the Geothermal Debtor Equity of any kind or nature whatsoever.

         15. Assumption and Assignment of Contracts. Pursuant to sections 363(b), 363(f), 365(b) and 365(f) of the Bankruptcy Code, the applicable Debtors are hereby authorized and empowered at Closing to (i) assume (and transfer) and, as applicable, assign to the applicable Buyer or its designee each of the Contracts identified on Exhibits B, C or D attached to the Heber Reorganization Plan or Exhibit B hereto and (ii) assign to the applicable Buyer or its designee each of the O&M Contracts identified on Exhibit E to the Heber Reorganization Plan. The Heber Debtor Contracts identified on Exhibit F to the Heber Reorganization Plan shall be transferred to the applicable Buyer or its designee pursuant to the Purchase Agreement as part of the transfer of the Geothermal Interests. To the extent that any counterparty to a contract or lease identified on Exhibit B hereto has an objection to the assumption and/or assignment of such contract or lease or to the Cure Amount related thereto, such counterparty shall file an objection with this Court and serve such an objection upon Debtors' counsel so as to be filed with the Court and received by Debtors' counsel no later than ten (10) calendar days after the date of service of a notice of the assumption and/or assignment of such contract or lease. Any counterparty that fails to object within this 10-day period shall be deemed to consent to such assumption and/or assignment and the Cure Amount identified on Exhibit B hereto. The Debtors shall serve notice of the Cure Amounts and the assumption and/or assignment of the contracts and leases identified on Exhibit B hereto no later than two (2) business days after entry of this Confirmation Order.

         16. Cure Amounts. The Cure Amounts set forth on Exhibits B, C, D and E attached to the Heber Reorganization Plan and Exhibit B hereto are hereby authorized to be paid by Covanta and shall constitute findings of the Court and shall be final and binding on parties to such Contracts (and their successors and designees), except as provided by Section 9.3 of the Heber Reorganization Plan, and shall not be subject to further dispute or audit based on performance prior to the time of assumption and assumption and assignment, irrespective of whether such assumed Contract contains an audit clause. If no objections with respect to the Cure Amounts or assumption and/or assignment of the Contracts identified on Exhibit B hereto have been filed and served in accordance with the preceding paragraph, the Cure Amounts identified on Exhibit B hereto shall constitute findings of the Court and shall be final and binding on parties to such Contracts (and their successors and designees), except as provided by
Section 9.3 of the Heber Reorganization Plan, and shall not be subject to further dispute or audit based on performance prior to the time of assumption and assumption and assignment, irrespective of whether such assumed Contract.

         17. Transfer of Contracts. (a) the Contracts shall be transferred to, and shall remain in full force and effect for the benefit of the Buyers in accordance with their respective terms, notwithstanding any provision in such Contract (including those of the type described in 11 U.S.C. ss. 365(b)(2) and (f)) that prohibits, restricts, or conditions such assignment or transfer (b) each Contract is an executory contract of the applicable Debtor under section 365 of the Bankruptcy Code; (c) the applicable Debtor may assume each Contract in accordance with section 365 of the Bankruptcy Code; (d) the applicable Debtor may assign each Contract in accordance with Sections 363 and 365 of the Bankruptcy Code, and any provisions in any Contract that prohibit or condition the assignment of such Contract or allow the party to such Contract to terminate, recapture, impose any penalty, exercise any right of first refusal or offer, condition renewal or extension, or modify any term or condition upon the assignment of such Contract, constitute unenforceable anti-assignment provisions which are void and of no force and effect; (e) any provision of such contracts or lease that purports to give rise to a default or other breach by reason of the commencement of the Debtors' chapter 11 cases or the consummation of the Purchase Agreement shall be and is hereby void and unenforceable; (f) all other requirements and conditions under sections 363 and 365 of the Bankruptcy Code for the assumption by the applicable Debtor and the assignment to the Buyers of each Contract have been satisfied and (g) upon Closing, in accordance with sections 363 and 365 of the Bankruptcy Code, the Buyers shall be fully and irrevocably vested in all right, title and interest of each Contract. The applicable Debtor may assign and transfer to Buyers each of such Debtor's right, title and interest (including common law rights) to all of their respective intangible property included in the Contracts.

         18. Adequate Assurance of Future Performance. Buyers have demonstrated adequate assurance of future performance with respect to the Contracts and have satisfied the requirements of the Bankruptcy Code, including, without limitation, sections 365(b)(1) and (3) and 365(f)(2)(B) to the extent applicable.

         19. There shall be no rent accelerations, assignment fees, increases or any other fees charged to the Debtors or to the Buyers or their designee as a result of the assumption, assignment and sale of the Contracts. The validity of the assumption, assignment and sale to Buyers or their designee shall not be affected by any dispute between any of the Debtors or their affiliates and another party to a Contract regarding the payment of any amount, including any cure amount under the Bankruptcy Code. The Contracts, upon assignment to Buyers or their designee, shall and shall be deemed valid and binding, in full force and effect in accordance with their terms.

         20. Pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code, all parties to the Contracts are forever barred and enjoined from raising or asserting against the Debtors or the Buyers or their designee any assignment fee, default, breach or claim or pecuniary loss, or condition to assignment arising under the Purchase Agreement or arising by reason of the Closing under the Purchase Agreement. Any party that may have had the right to consent to the assignment of its Contract is deemed to have consented to such assignment for purposes of section 365(e)(2)(A)(ii) of the Bankruptcy Code and otherwise if it failed to object to the assumption and assignment or withdrew its objection or was otherwise resolved.

         21. Each non-debtor party to a Contract is forever barred, estopped and permanently enjoined from asserting against the Debtors or the Buyers, or the property of either of them, any default existing as of the Closing. Provided, however, that nothing contained herein shall be deemed to release the Buyers from any defaults that they cause or continue post-Closing.

         22. Deemed Consent. Any counterparty to a Contract, license or permit who (i) failed to file with the Court an objection to the assumption of such Contract, license or permit prior to November 12, 2003 or (ii) withdrew such an objection at or prior to the Confirmation Hearing, shall be deemed to consent to such assumption and, upon the Effective Date, the Reorganized Heber Debtors shall be entitled to enjoy all the rights and benefits under each such Contract, license or permit without the necessity of obtaining such counterparty's written consent to assumption or retention of such rights and benefits.

         23. General Authorizations. The Debtors, the Heber Debtors and the Reorganized Heber Debtors, and their respective officers, employees, agents or attorneys, as applicable, are authorized and empowered pursuant to sections 105 and 1142(b) of the Bankruptcy Code and any applicable state law to take any and all actions reasonably necessary to implement the transactions contemplated by the Heber Reorganization Plan or this Confirmation Order, without further order of the Court, further corporate action or further action by (or vote of) directors, partners or stockholders of the Debtors, Heber Debtors or Reorganized Heber Debtors, including, without limitation, the (i) consummation of the sale of the Geothermal Interests to the Buyers pursuant to and in accordance with the terms and conditions of the Purchase Agreement or the related transactions in connection therewith; (ii) negotiation, execution and delivery of such other and further documents as may be necessary or appropriate to implement and consummate the Purchase Agreement or the Heber Reorganization Plan; (iii) performance of their respective obligations under the Purchase Agreement, other related agreements or the Heber Reorganization Plan; (iv) performance of all further actions for the purpose of assembling, transferring, granting or conveying, or reducing to possession, any and all of the Geothermal Debtor Equity, or as may be necessary to ensure the performance of the obligations contemplated by the Purchase Agreement, the Heber Reorganization Plan or this Confirmation Order,
(v) issuance, execution, delivery, filing or recording, as appropriate, the documents evidencing and consummating the Purchase Agreement, other related agreements or the Heber Plan of Reorganization; (vi) issuance, execution, delivery, filing or recording, as appropriate, such other contracts, instruments, releases, indentures, mortgages, deeds, bills of sale, assignments, leases, or other agreements or documents in connection with the Purchase Agreement or the Heber Reorganization Plan; (vii) performance of such other acts and execution and delivery of such other documents, as are consistent with, and necessary or appropriate to implement, effectuate and consummate the intent of the parties in entering into the Purchase Agreement, the related agreements and Heber Reorganization Plan, including making any non-material modifications, amendments or corrections of those agreements that may be required so that they more fully reflect such intent; (viii) payment of any state or local franchise taxes owed by any of the Debtors to the extent such payment is reasonably necessary to effectuate the transactions contemplated by the Purchase Agreement and the Heber Reorganization Plan; and (ix) payment of any amounts Covanta agrees to pay to Constellation Energy, Inc. or its affiliates ("Constellation") in consideration for Constellation's consent to the making of certain elections under the Internal Revenue Code by Mammoth Pacific, L.P. The secretary of each of the Debtors or Heber Debtors shall be, and hereby is, authorized to certify or attest to any of the foregoing actions (but no such certification or attestation shall be required to make any such action valid, binding, and enforceable). Without limiting the generality of the foregoing, this Confirmation Order shall constitute all approvals and consents, if any, required by the applicable state corporation laws, and all other applicable business corporation, trust, and other laws of the applicable governmental units with respect to the implementation and consummation of the Purchase Agreement, the Heber Reorganization Plan and this Confirmation Order and the transactions contemplated thereby and hereby. Such actions are approved in all respects and shall be deemed to have occurred and be effective on the Effective Date.

         24. Surrender of Instruments. As a condition to receiving any Distribution under the Heber Reorganization Plan, each holder of an Allowed Claim represented by a certificated instrument or note must surrender such instrument or note held by it to the applicable Reorganized Heber Debtor or its designee at least ten (10) Business Days prior to the Effective Date, unless such certificated instrument or note is being reinstated or being left unimpaired under the Heber Reorganization Plan. Any entity that is so required to surrender such instrument or note that fails to (i) surrender such instrument or note or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the applicable Reorganized Heber Debtor or furnish a bond in form, substance and amount reasonably satisfactory to the applicable Reorganized Heber Debtor before the first anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims and may not participate in any Distribution under the Heber Reorganization Plan in respect of such Claim. Any other holder of an Allowed Claim who fails to take such action as reasonably required by the Reorganized Heber Debtor or its designee to receive its Distribution hereunder before the first anniversary of the Effective Date, or such earlier time as otherwise provided for in the Heber Reorganization Plan, may not participate in any Distribution under the Heber Reorganization Plan in respect of such Claim. Any Distribution forfeited hereunder shall become property of the Reorganized Heber Debtors.

         25. Binding Effect. Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, on and after the Confirmation Date, and subject to the Effective Date, the provisions of the Heber Reorganization Plan shall bind all present and former holders of a Claim against, or Equity Interest in, the applicable Heber Debtor and its respective successors, affiliates and assigns, whether or not the Claim or Equity Interest of such holder is Impaired under the Heber Reorganization Plan and whether or not such holder has filed a Proof of Claim or Equity Interest or accepted the Heber Reorganization Plan. The holders of Liens satisfied, discharged and released under the Heber Reorganization Plan shall execute any and all documentation reasonably requested by the Debtors or the Reorganized Heber Debtors evidencing the satisfaction, discharge and release of such Liens and such Liens shall be deemed satisfied, discharged and released by operation of this Confirmation Order.

         26. This Confirmation Order shall be binding upon and shall govern the acts of all entities, including without limitation all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Geothermal Debtor Equity.

         27. Corporate Existence and Revesting of Assets. Each of the Heber Debtors shall, as a Reorganized Heber Debtor, continue to exist after the Effective Date as a separate legal entity, with all powers of a corporation, limited liability company or general or limited partnership, as the case may be, under the laws of their respective states of incorporation or organization and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. The Reorganized Heber Debtors shall be vested with their assets as provided in the Heber Reorganization Plan under section 1141(c) of the Bankruptcy Code, free and clear of all Liens, Claims and encumbrances and other Interests other than the GECC Liens and Permitted Encumbrances. Each Reorganized Heber Debtor may operate its business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

         28. No Post-Confirmation Amendment or Filing of Claims. A Claim may not be filed or amended after the Confirmation Date without the prior authorization of the Court and, even with such Court authorization may be amended by the holder of such Claim solely to decrease, but not to increase, the amount or priority of the Claim. Except as otherwise permitted herein or in the Heber Reorganization Plan, a Claim filed or amended after the Confirmation Date shall be deemed disallowed in full and expunged without any action by the Debtors, Heber Debtors or the Reorganized Heber Debtors.

         29. Payment of Fees. As set forth in Section 13.3 of the Heber Reorganization Plan, all fees payable pursuant to section 1930 of Title 28 of the United States Code shall be paid by Covanta.

         30. Retention of Jurisdiction. Notwithstanding confirmation of the Heber Reorganization Plan or occurrence of the Effective Date, this Court shall retain such jurisdiction as is legally permissible.

         31. Modification of Heber Reorganization Plan. Subject to Section 13.4 of the Heber Reorganization Plan, after the entry of this Confirmation Order, the Heber Debtors may, upon order of the Court, amend or modify the Heber Reorganization Plan in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Heber Reorganization Plan or the Purchase Agreement, as applicable, without prejudice to Buyers' rights under the Purchase Agreement, in such manner as may be necessary to carry out the purpose and intent of the Heber Reorganization Plan. A holder of an Allowed Claim or Allowed Equity Interest that has accepted or is deemed to have accepted the Heber Reorganization Plan shall be deemed to have accepted the Heber Reorganization Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

         32. Severability. The Confirmation Order will constitute a judicial interpretation that each term and provision of the Heber Reorganization Plan, as it may have been altered or interpreted in accordance with the forgoing, is valid and enforceable pursuant to its terms.

         33. Exemption from Securities Laws. The issuance or transfer of any securities pursuant to the Heber Reorganization Plan shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145(a)(1)(A) of the Bankruptcy Code and section (3)(a)(7) of the Securities Act of 1933.

         34. Exemptions from Taxation. Pursuant to section 1146(c) of the Bankruptcy Code, the Debtors (including the Heber Debtors) or the Reorganized Heber Debtors shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, documentary transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the appropriate state and local governmental officials or agents, including but not limited to the land title recording officers of California, New York, New Jersey, and counties therein, and shall be, and hereby are, ordered and directed to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

         35. References to Heber Reorganization Plan Provisions. The failure specifically to include or reference any particular provision of the Heber Reorganization Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Heber Reorganization Plan be confirmed in its entirety.

         36. Confirmation Order Controlling. If there is any direct conflict between the Heber Reorganization Plan and this Confirmation Order, the terms of this Confirmation Order shall control.

         37. Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other Court, such reversal, modification or vacatur shall not affect the validity or enforceability of the acts or obligations incurred or undertaken under or in connection with the Heber Reorganization Plan prior to the Heber Debtors' receipt of written notice of such order. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Heber Reorganization Plan and all related documents or any amendments or modifications thereto.

         38. No Stay of Confirmation Order. Pursuant to Bankruptcy Rule 3020(e), this Confirmation Order shall not be stayed and shall be effective upon entry on the docket of this Court.

         39. Applicable Non-Bankruptcy Law. To the extent provided in sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Heber Reorganization Plan or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

         40. Post-Confirmation Notices. Covanta shall serve notice of entry of this Confirmation Order pursuant to Bankruptcy Rules 2002(f)(7), 2002(k) and 3020(c) to all creditors, indenture trustees and equity security holders of the Heber Debtors as of the Record Date (as defined in the Disclosure Statement) no later than ten (10) Business Days after the Confirmation Date.

         41. Nothing contained in the Heber Reorganization Plan, this Order, or otherwise, will be deemed to change, modify or affect the terms and provisions of the protections granted to GECC (as defined therein) in paragraphs B, C, 5(c), 5(e) and 14 of that certain Agreed Final Order (I) Authorizing Use of Cash Collateral of GECC Pursuant to 11 U.S.C. Section 363, and (II) Granting Adequate Protection Pursuant to 11 U.S.C. Sections 363 and 364, dated as of May 13, 2002 (as it may have been amended) (Docket No. 287), the provisions of which are incorporated herein.

         42. In the event that Buyers do not consummate the transaction contemplated by the Purchase Agreement, the Debtors shall not be required to hold another auction. The Debtors shall be authorized to approach those Qualified Bidders (as defined in the Bidding Procedures Order) that submitted offers at the Auction and attempt to secure the next highest or best bid as determined by the Debtors in consultation with their creditor representatives and the Debtors shall be authorized, but not required, to consummate a transaction with such Successful Bidder (as defined in the Bidding Procedures Order) (the "New Successful Bidder") pursuant to the terms of the purchase agreement proposed by such New Successful Bidder (as amended to reflect such amended bid, "New Purchase Agreement"), without prior notice or further Court order. In such event, the terms of this Order shall apply to the New Successful Bidder and the transaction contemplated by the New Purchase Agreement, with the same force and effect as it would have applied to the transaction contemplated by the Purchase Agreement. In the event that the New Successful Bidder does not consummate the transaction contemplated by the New Purchase Agreement, the Debtors shall be authorized to consummate a transaction with the Qualified Bidder that submitted the next to highest or best offer in the same manner as described with respect to the New Successful Bidder, so long as a Qualified Bidder remains.

Dated:   New York, New York
         November 21, 2003


                                           /s/ Cornelius Blackshear
                                           -------------------------------------
                                           UNITED STATES BANKRUPTCY JUDGE

                         Exhibit B to Confirmation Order

Additional Contracts With Heber Debtors or Debtor Operators

---------------- -------------------------------- -------------------------------- ----------- -----------------------
 Covanta Party    Counterparty Name and Address          Type of Contract             Date              Cure
---------------- -------------------------------- -------------------------------- ----------- -----------------------
Covanta          Electrical Maintenance           Contract re Generator and        12/4/01     $0.00
Imperial Power   Consultants                      Motor Testing
Services         5400 Front Street
                 Rocklin, CA 95677
---------------- -------------------------------- -------------------------------- ----------- -----------------------
Covanta          Schlumberger Technology Corp.    Contract re  Nitrogen  and Coil  2/15/01     $0.00
Geothermal       6120 Snow Road                   Tubing Services
Operations       Bakersfield, CA 93308
---------------- -------------------------------- -------------------------------- ----------- -----------------------
Covanta SIGC     Chula Vista Electric             Contract re Electrical Services  1/26/01     $2,448.00
Geothermal       127 Press Lane
Operations       Chula Vista, CA 91910
---------------- -------------------------------- -------------------------------- ----------- -----------------------
Covanta SIGC     DeYoung Power Systems            Contract re Electrical Testing   2/14/01     $4,882.10
Geothermal       PO Box 921
Operations       Rancho Cucamonga, CA 91729

---------------- -------------------------------- -------------------------------- ----------- -----------------------
Covanta SIGC     Electrical Maintenance           Contract re Generator and        12/4/01     $0.00
Geothermal       Consultants                      Motor Testing
Operations       5400 Front Street
                 Rocklin, CA 95677
---------------- -------------------------------- -------------------------------- ----------- -----------------------
Covanta          Chula Vista Electric             Contract re Electrical Services  1/26/01     $0.00
Imperial Power   127 Press Lane
Services         Chula Vista, CA 91910
---------------- -------------------------------- -------------------------------- ----------- -----------------------
SIGC             Hamon Cooling Towers             Hamon Cooling Tower Side         6/8/1995    $5,850.00
                 58-72 East Main Street           Agreement
                 PO Box 1500
                 Sommerville, New Jersey 08876
---------------- -------------------------------- -------------------------------- ----------- -----------------------


Additional Mineral Rights and Related Leases

--------------------------------------------------------------------------------------------------------------------
Covanta     Counterparty Name And Address              Type of Contract              Cure       Lease       Tract
Party                                                                                Amount     Number(s)   Number(s)
--------------------------------------------------------------------------------------------------------------------
HFC         Alberto Belyea Aguirre                     Royalty Lease                 $15.56      709750         292
            Antonia Lopez Aguirre
            1059 Heber Ave.
            Heber, CA  92249
--------------------------------------------------------------------------------------------------------------------
HFC         Ricardo Valenzuela                         Royalty Lease                 $31.13      281980         204
            2428 Lenrey
            El Centro, CA  92243
--------------------------------------------------------------------------------------------------------------------
HFC         Samuel Gerardo                             Royalty Lease                 $85.22      281620         182
            Carmen V. Gerardo
            P. O. Box 884
            Heber, CA   92249
--------------------------------------------------------------------------------------------------------------------
HFC         Imperial Thermal Products                  Royalty Lease                 $13,220.96  291170         256
            Morton Salt Grp, Attn: Lisa Zumbach                                                                 257
            123 N. Wacker Drive                                                                                 317
            Chicago, IL  60606
--------------------------------------------------------------------------------------------------------------------
HFC         The Irvine Company                         Royalty Lease                 $27,865.93  701730      15,316
            ATTN: Rose Hendries                                                                  701930         266
            550 Newport Center Dr. Suite 550C-7
            Newport Beach, CA   92660
--------------------------------------------------------------------------------------------------------------------
HFC         Maria A. Villanueva, A. Amarillas          Royalty Lease                 $66.05      281550         200
            B.A. Gallardo, M.M. Avalos, M. Jimenez
            240 Robert Kennedy
            Calexico, CA  92231
--------------------------------------------------------------------------------------------------------------------
HFC         Enrique B. Ortiz                           Royalty Lease                $423.81      281020         233
            Lorena Oritz, Bertha O. Diaz
            P.O. Box 729
            Heber, CA   92249
--------------------------------------------------------------------------------------------------------------------